EXHIBIT 99.1

Contact:	Gary Smith
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FIRST QUARTER FISCAL 2011 RESULTS

•	EPS Increases 56.8%
•	Record Operating Margin of 15.0%
•	Comparable Store Sales Up 14.5%
•	Strong Trends Continuing in Second Quarter
•	Increases Guidance for Fiscal 2011

BIRMINGHAM, Ala. (May 21, 2010) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the first quarter ended May 1, 2010.

Financial Highlights
Net sales for the 13-week period ended May 1, 2010, increased 17.0% to $184.5 million compared with $157.7 million for the 13-week period ended May 2, 2009.  Comparable store sales increased 14.5%. Operating income was 15.0% of net sales for the first quarter of Fiscal 2011 compared with 11.1% of net sales for the first quarter of Fiscal 2010. Net income for the first quarter of Fiscal 2011 increased 58.9% to $17.3 million compared with $10.9 million for the first quarter of Fiscal 2010.  Earnings per diluted share increased 56.8% to $0.59 compared with $0.38 for the first quarter of Fiscal 2010.

Jeff Rosenthal, President and Chief Executive Officer, stated, “The strong sales trend we experienced in the fourth quarter of last year continued throughout the first quarter of this year and into the second quarter. Our overall positive sales performance was driven by double-digit increases in footwear and apparel. The broad-based improvement and exceptional operating margin give us confidence in our optimistic outlook for the remainder of the year.”

In the first quarter, Hibbett opened 2 new stores and closed 2 stores, leaving the store base at 767 in 24 states as of May 1, 2010.  For Fiscal 2011, the Company expects to open approximately 30 new stores and expand approximately 20 high performing locations.  In its efforts to increase operating margins, Hibbett intends to close 10 to 15 underperforming stores, which is permitted by the terms of the leases for these stores.

Liquidity
Hibbett ended the first quarter of Fiscal 2011 with $71.4 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt and full availability under its $80 million unsecured credit facilities. The Company ended Fiscal 2010 with $49.7 million in cash and cash equivalents and no bank debt.

Fiscal 2011 Outlook
The Company increased its earnings guidance for Fiscal 2011 to a range of $1.35 to $1.50 per diluted share based on mid- to high-single-digit increases in comparable store sales for the full year.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, May 21, 2010, to discuss first quarter Fiscal 2011 results.  The number to call for the live interactive teleconference is (212) 231-2919.  A replay of the conference call will be available until May 28, 2010, by dialing (402) 977-9140 and entering the passcode, 21466896.

The Company will also provide an online Web simulcast and rebroadcast of its Fiscal 2011 first quarter conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations, www.streetevents.com and www.earnings.com on Friday, May 21, 2010, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through May 28, 2010.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening plans, liquidity, earnings and sales trend expectations for Fiscal 2011, store closing plans and future operating margins.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 26, 2010.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

-MORE-

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended
	May 1,	May 2,
	2010	2009
Net sales	$184,506	$157,700
Cost of goods sold, distribution center
and store occupancy costs	118,397	105,004
Gross profit	66,109	52,696
Store operating, selling and administrative
expenses	34,941	31,873
Depreciation and amortization	3,492	3,265
Operating income	27,676	17,558
Interest expense, net	6	2
Income before provision for income taxes	27,670	17,556
Provision for income taxes	10,329	6,644
Net income	$17,341	$10,912

Net income per common share:
Basic	$0.60	$0.38
Diluted	$0.59	$0.38

Weighted average shares outstanding:
Basic	28,749	28,568
Diluted	29,364	28,971

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	May 1,	January 30,
	2010	2010
Assets
Cash and cash equivalents	$71,354	$49,691
Inventories, net	165,056	169,394
Other current assets	15,635	12,435
Total current assets	252,045	231,520
Property and equipment, net	38,800	41,084
Non-current assets	4,747	4,100
Total assets	$295,592	$276,704

Liabilities and Stockholders' Investment
Accounts payable	$60,560	$64,949
Other current liabilities	21,260	18,988
Total current liabilities	81,820	83,937
Non-current liabilities	17,032	17,688
Stockholders' investment	196,740	175,079
Total liabilities and stockholders' investment	$295,592	$276,704

END OF EXHIBIT 99.1